SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 16, 1998
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

         On April 17, 1998, a news release was issued on the subject of first quarter consolidated earnings for GM. The news release did not include financial statement footnotes and certain other financial information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases for first quarter earnings of Hughes Electronics Corporation (Hughes) dated April 16, 1998 and General Motors Acceptance Corporation (GMAC) dated April 17, 1998, respectively, were as follows:

                               GM NEWS RELEASE

             GM REPORTS FIRST-QUARTER NET INCOME OF $1.6 BILLION
          NORTH AMERICAN OPERATIONS' QUARTERLY PERFORMANCE BEST EVER

      DETROIT -- General Motors Corp. (GM) reported today that net income for the first quarter of 1998 totaled $1.6 billion, or $2.31 per share of GM $1-2/3 par value common stock.

      That compares with $1.7 billion, or $2.23 per share, for the comparable period in 1997, adjusted to reflect the effect of the Hughes Transactions, which took place in December of 1997. Reported first-quarter-1997 net income totaled $1.8 billion, or $2.30 per share. All earnings-per-share amounts are basic (see Highlights for diluted earnings-per-share amounts).

      Consolidated net sales and revenues in the first quarter of 1998 totaled $41.6 billion, compared with $40.5 billion in the same period last year, adjusted for the effect of the Hughes Transactions.

      GM's North American Operations (GM-NAO) reported net income totaling $826 million in the first quarter of 1998 -- the best ever for any quarter, and an improvement of $62 million over the same period last year when net income totaled $764 million, the previous quarterly record.

      "GM-NAO's continued focus on reducing costs, streamlining processes and delivering exciting new products to customers is more important than ever in this fierce competitive environment," said GM Chairman, Chief Executive Officer and President John F. Smith, Jr.

      "Our continued aggressive cost-cutting initiatives, and increased sales of higher-profit trucks drove improvements in GM-NAO's financial performance in the first quarter," Smith said. "We're on track to meet our $4 billion corporate cost-reduction goal for 1998, with first-quarter-1998 cost reductions totaling slightly more than $1.2 billion. We must continue to cut costs in order to improve our competitive position because price and incentive pressures are unrelenting."

      Corporate and sector data in the remainder of this release reflect adjustments to 1997 reported results to acknowledge changes to GM's organizational structure resulting from the conclusion of the Hughes Transactions in December of 1997. Delphi results include Delco Electronics, while the 1997 results from Hughes' defense business has been eliminated. In addition, 1997 data has been adjusted to exclude special items (see Highlights and Special Items).

      Following is a summary of results from the GM business sectors in the first quarter of 1998:

      - GM North American Operations income totaled $826 million in the first quarter of 1998, compared with $764 million in the first quarter of 1997.

      - Delphi Automotive Systems (Delphi) reported income of $263 million in the first quarter of 1998, compared with $314 million in the same quarter of 1997.

      - GM International Operations (GMIO) reported income of $160 million in the first quarter of 1998, compared with $262 million in the prior-year period.

      Highlights   of   first-quarter-1998   results   reported  by  GM's  major
subsidiaries included the following:

      - General Motors Acceptance Corporation (GMAC) reported income of $349 million for the first quarter of 1998, compared with income of $372 million in the first quarter of 1997.

      - Hughes Electronics Corporation (Hughes) reported first-quarter-1998 earnings of $54 million, compared with earnings of $24 million in the prior-year period.

GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

      Consolidated income in the first quarter of 1998 totaled $1.6 billion, or $2.31 per share. That compares with $1.7 billion, or $2.23 per share in the first quarter of 1997.

      The corporation's pretax income totaled $1.9 billion in the first quarter of 1998. Pretax income in the first quarter of 1997 was a comparable $1.9 billion.

      The corporation's after-tax net-profit margin -- income as a percentage of net sales and revenues -- was 4.4 percent in the first quarter of 1998, compared with 4.7 percent in the first quarter of 1997.

      Cash and marketable securities totaled $13.6 billion at March 31, 1998, compared with $14.5 billion at Dec. 31,1997, and $14.6 billion at March 31, 1997.

      In the first quarter of 1998, GM used $1.6 billion to acquire about 24 million shares of GM $1-2/3 par value common stock. These purchases completed a $2.5 billion repurchase program announced in August 1997, and represent approximately 8.0 percent of a $4 billion repurchase program that began in March of 1998. Since January 1997, GM's stock repurchases total approximately $5.3 billion or about 12 percent of the outstanding shares of GM $1-2/3 par value common stock.

      Following is a summary of financial performance for GM's automotive business sectors (see Highlights for additional information.)

GM NORTH AMERICAN OPERATIONS (GM-NAO)

      GM North  American  Operations'  first-quarter-1998  income  totaled  $826 million. That compares with $764 million in the first quarter of 1997, and represents the best performance for any quarter since GM-NAO was formed.

      GM-NAO's pretax income totaled $1.2 billion in the first quarter of 1998, compared with $1.1 billion in the prior-year period.

      GM-NAO's net-profit margin was 3.2 percent in the first quarter of 1998, compared with 3.1 percent in the prior-year period.

      "An extremely tough pricing environment, along with our lower wholesale-production volumes, combined to make the first quarter pretty challenging," said G. Richard Wagoner, Jr., General Motors executive vice president and president of GM North American Operations. "Fortunately, our NAO team did a real good job in eliminating waste and reducing costs in line with our 1998-calendar-year cost-reduction target of $3 billion. We also benefited from strong sales of our truck and van products."

      The first-quarter-1998 results were positively affected by significant material-cost improvements -- despite added equipment and design costs -- strong year-over-year gains in manufacturing efficiency, and by the favorable vehicle mix.

      GM vehicle deliveries in the United States in the first quarter of 1998 totaled 1,094,000 units, which resulted in a 30.2-percent share of the U.S. vehicle market, compared with 1,123,000 units, and a similar 30.2-percent share in the first quarter of 1997. (See additional information in Highlights.)

      "We were pleased to see the stronger sales of GM cars and trucks in March, following somewhat of a slow start in January and February, which was driven largely by the heavy price competition in the marketplace," Wagoner said. "March was GM's best-ever month for truck sales -- in fact for any manufacturer anytime, anywhere in the world -- and the fifth straight month of sales increases for trucks. Car sales in March show our new mid-size models are providing the growth we had expected."

DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

      Delphi Automotive Systems reported income of $263 million in the first quarter of 1998, compared with $314 million in the first quarter of 1997.

      Delphi reported pretax income of $376 million in the first quarter of 1998, compared with pretax income of $451 million in the prior-year period.

      Delphi's net-profit margin was 3.5 percent in the first quarter of 1998, compared with a net-profit margin of 3.9 percent in the prior-year period.

      Compared with the first quarter of 1997, Delphi's first quarter 1998 results reflect the impact of the Latin American and Asia-Pacific economic downturn, along with a year-to-year decrease in production volume by GM's North American Operations. These adverse factors were partially offset by material-cost reductions, and improved manufacturing efficiencies.

      "While the Asian and Latin American environments are challenging today, we believe these markets offer long-term potential," said J.T. Battenberg III, General Motors executive vice president and president of Delphi Automotive
Systems. "Delphi is continuing to integrate the expertise of Delphi Delco Electronics Systems into our products and processes, taking aggressive steps to position ourselves as the global leader in electronically-enhanced, integrated automotive systems. The integration will also improve structural costs and keep future component costs competitive, enabling Delphi to further grow our sales."

      Delphi's first-quarter-1998 sales to customers outside the GM-NAO vehicle groups represented approximately 34 percent of total sales including all joint ventures, an increase of about 2 percentage points compared with the same quarter in 1997.

GM INTERNATIONAL OPERATIONS (GMIO)

      GM International Operations reported income of $160 million for the first quarter of 1998, compared with income of $262 million in the same period of 1997.

      GMIO reported pretax income of $213 million in the first quarter of 1998, compared with pretax income of $385 million in the first quarter of 1997.

      The net-profit margin for GMIO was 2.0 percent in the first quarter of 1998, compared with 3.2 percent in the prior-year period.

      "First-quarter earnings reflect the intensely competitive environment across all of our operations, and costs associated with the successful start-up for the new Astra," said Louis R. Hughes, General Motors executive vice president and president of GM International Operations.

      Income from GM's automotive operations in Europe totaled $99 million in the first quarter of 1998, compared with income of $94 million in the first quarter last year.

      "We're very excited about our new Astra. It has received favorable reviews from international automotive journalists and is also being well received by our dealers and customers," Hughes said. "So far, the Astra has been launched initially in 15 markets, but it has already logged more than 130,000 orders, the largest order intake at such an early stage for any new car in Opel/Vauxhall history. The car is currently being produced in three European plants with plans to begin production at a fourth plant later this year."

      For the remainder of GM International Operations, which includes the Latin American and Asia and Pacific Operations, income totaled $61 million in the first quarter of 1998, compared with $168 million in the prior-year period.

      "As expected, our operations in Brazil and the Far East have been hurt by the adverse economic conditions in both regions," Hughes said.

SPECIAL ITEMS

      While the 1998-first-quarter results had no significant special items, the 1997-first-quarter results were affected by two special items:

      - An after-tax gain of $55 million, or $0.07 per share of GM $1-2/3 par value common stock, that resulted from an agreement with Volkswagen
         (VW) settling a civil lawsuit which GM brought against VW.

      - An after-tax charge of $50 million, or $0.07 per share of GM $1-2/3 par value common stock, related to the announcement that Delphi Interior and Lighting Systems would cease production at its Trenton, N.J., facility.

                                    # # #





HIGHLIGHTS ATTACHED

     HIGHLIGHTS - Q1 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                          Three Months Ended
                                                March 31,
                                   --------------------------------
                                                            Adjusted
                                       1998        1997        1997
     ----------------------------   ---------   ----------  --------

     Net sales and revenues
     Manufactured products            $36,560     $37,440    $35,823
     Financial services                 3,161       3,197      3,197
     Other income                       1,850       1,604      1,511
                                    --------     --------  ---------
       Total net sales and revenues   $41,571     $42,241    $40,531
                                    --------     --------  ---------
     Total net sales and revenues(1)  $36,427     $37,457    $35,840
     Gross profit margin percentage(1)   16.8%        17.0%     17.1%
     ...............................................................
     Income before income taxes and
       minority interests (1)          $1,888      $2,110     $1,938
     Effective income tax rate (1)       34.0%       34.6%      34.3%
     ...............................................................
     Consolidated net income           $1,604      $1,796     $1,689
     Net profit margin(1)                4.4%         4.8%       4.7%
     ...............................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value                $1,574      $1,717
       Class H (2)                         $-         $59
       Class H (3)                        $14          $-
     ...............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                 $2.31       $2.30      $2.23
       Class H (2)                         $-       $0.59
       Class H (3)                      $0.13          $-      $0.06
     ...............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                 $2.27       $2.28      $2.21
       Class H (2)                         $-       $0.59
       Class H (3)                      $0.13          $-      $0.06
     ...............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $0.50       $0.50
       Class H (2)                         $-       $0.25
       Class H (3)                         $-          $-
      ...............................................................
     Book Value Per Share of Common Stocks
                        March 31,   Dec. 31,    March 31,
                          1998       1997         1997
                        --------    -------     --------
       $1-2/3 par value  $22.00     $22.26      $28.10
       Class H           $13.20     $13.36      $14.05
     ................................................................




   See footnotes beginning on page 13.



                                              continues

     HIGHLIGHTS - Q1 Adjusted for Hughes Transactions and Special Items - with Financing and Insurance
     Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)


                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                                 Adjusted
                                      1998         1997
                                   ---------   ----------

     Net sales and revenues          $36,427      $35,840
                                      ------       ------
     Costs and expenses:
       Cost of sales                  30,323       29,719
       Selling, general,
         and admin. expenses           2,860        2,818
       Depreciation and
         amort. expenses               1,683        1,818
                                      ------       ------
     Total costs and
       expenses                       34,866       34,355
                                      ------       ------
     Operating income                  1,561        1,485
     Other income less
       income deductions                 582          646
     Interest expense                    255          193
                                      ------       ------
     Income before
       income taxes and
       minority interests              1,888        1,938
     Income tax expense                  641          665
                                      ------       ------
     Income after income taxes         1,247        1,273
     Minority interests                   (4)          19
     Earnings of nonconsolidated
       affiliates                        361          397
                                      ------       ------

     Net income                       $1,604       $1,689
                                      ======       ======

     $1-2/3 par value EPS
       from continuing operations
         Basic                         $2.31        $2.23
         Diluted                       $2.27        $2.21

     Gross profit margin                16.8%        17.1%
     Effective income tax rate          34.0%        34.3%
     Net profit margin                   4.4%         4.7%




      See footnotes beginning on page 13.




                                                          continues

     HIGHLIGHTS - Q1 Adjusted for Hughes Transactions and Special Items - with Financing and Insurance
     Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                                       Three Months Ended
                                         March 31, 1997
                             ------------------------------------
                                       Hughes   Special
                                       Trans-    Items
                             Reported  actions   (4)(5)  Adjusted
                             --------  -------  -------  --------
     Net sales and revenues  $37,457   $1,617      $ -    $35,840
                              ------   ------   ------     ------
     Costs and expenses:
       Cost of sales          31,104    1,305       80     29,719
       Selling, general,
         and admin.expenses    2,884       66        -      2,818
       Depreciation and
         amort. expenses       1,879       61        -      1,818
                              ------   ------   ------     ------
     Total costs and
       expenses               35,867    1,432       80     34,355
                              ------   ------   ------     ------
     Operating income (loss)   1,590      185      (80)     1,485
     Other income less
       income deductions         739        5       88        646
     Interest expense            219       26        -        193
                              ------   ------   ------     ------
     Income before
       income taxes and
       minority interests      2,110      164        8      1,938
     Income tax expense          730       62        3        665
                              ------   ------   ------     ------
     Income after income
       taxes                   1,380      102        5      1,273
     Minority interests           19        -        -         19
     Earnings of noncons.
       affiliates                397        -        -        397
                              ------   ------   ------     ------

     Net income               $1,796     $102       $5     $1,689
                              ======   ======   ======     ======

     $1-2/3 par value EPS
       from continuing
       operations
         Basic                 $2.30                        $2.23
         Diluted               $2.28                        $2.21

     Gross profit margin        17.0%                        17.1%
     Effective income tax rate  34.6%                        34.3%
     Net profit margin           4.8%                         4.7%




      See footnotes beginning on page 13.




                                                          continues

     HIGHLIGHTS - Q1 Adjusted for Hughes Transactions and Special Items By Sector
     (Dollars in Millions)


                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                                 Adjusted
                                      1998         1997
                                   ---------   ----------

     GM-NAO                           $826          $764
     Delphi                            263           314
     GMIO(6)                           160           262
     Hughes                             54            24
     GMAC                              349           372
     Other(7)                          (48)          (47)
                                     -----         -----

     Consolidated income            $1,604        $1,689
                                     =====         =====



                                    Three Months Ended
                                      March 31, 1997
                           -----------------------------------
                                     Hughes
                                     Trans-  Special
                           Reported  actions  Items   Adjusted
                           --------  ------- -------  --------

     GM-NAO                   $764      $-       $-      $764
     Delphi                    180      84       50 (4)   314
     GMIO(6)                   317       -      (55)(5)   262
     Hughes                    235    (211)       -        24
     GMAC                      372       -        -       372
     Other(7)                  (72)     25        -       (47)
                               ---     ---       --       ---

     Consolidated income    $1,796   $(102)     $(5)   $1,689
                             =====     ===       ==     =====










     See footnotes beginning on page 13.



                                            continues

     HIGHLIGHTS - Q1 Automotive Sectors
     (Dollars in Millions)


                                      Three Months Ended
                                       March 31, 1998
                               ------------------------------
                               GM-NAO      Delphi      GMIO
                               ------      ------     -------

     Reported

     Net sales and revenues    $25,889      $7,623     $8,150
                                ------       -----      -----
     Pre-tax income              1,202         376        213
     Income tax expense            379         120         72
     Equity income and
       minority interests            3           7         19
                                ------       -----      -----
     Net income                   $826        $263       $160
                                ======       =====      =====

     Net profit margin             3.2%        3.5%       2.0%
     Effective income tax rate    31.5%       31.9%      33.8%












      See footnotes beginning on page 13.




                                                          continues

     HIGHLIGHTS - Q1 Automotive Sectors
     Adjusted for Hughes Transactions and Special Items
     (Dollars in Millions)

                                        Three Months Ended
                                           March 31, 1997
                                -------------------------------

                                GM-NAO      Delphi       GMIO
                               -------     -------     -------
     Reported
     --------
     Net sales and revenues    $24,859      $6,664      $8,283
                                ------      ------      ------
     Pre-tax income              1,127         237         473
     Income tax expense            378          72         164
     Equity income and
       minority interests           15          15           8
                                ------      ------      ------
     Net income                   $764        $180        $317
                                ======      ======      ======

     Net profit margin             3.1%        2.7%        3.8%
     Effective income tax rate    33.5%       30.4%       34.7%

     Hughes Transactions
     -------------------
     Net sales and revenues         $-      $1,331          $-
                                ------      ------      ------
     Pre-tax income                  -         134           -
     Income tax expense              -          51           -
     Equity income and
       minority interests            -           1           -
                                ------      ------      ------
     Net income                     $-         $84          $-
                                ======      ======      ======

     Special Items
     -------------
     Net sales and revenues         $-          $-          $-
                                ------      ------      ------
     Pre-tax income (loss)           -          80         (88)
     Income tax expense (credit)     -          30         (33)
     Equity income and
       minority interests            -           -           -
                                ------      ------      ------
     Net income (loss)              $-         $50        $(55)
                                ======      ======      ======

     Adjusted
     --------
     Net sales and revenues    $24,859      $7,995      $8,283
                                ------      ------      ------
     Pre-tax income              1,127         451         385
     Income tax expense            378         153         131
     Equity income and
       minority interests           15          16           8
                                ------      ------      ------
     Net income                   $764        $314        $262
                                ======      ======      ======

     Net profit margin             3.1%        3.9%        3.2%
     Effective income tax rate    33.5%       33.9%       34.0%



      See footnotes beginning on page 13.



                                                    continues

     HIGHLIGHTS - Q1 Operating Information
                                      Three Months Ended
                                           March 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars             574          698
                        Trucks           592          554
                                     -------      -------
         Total United States           1,166        1,252
       Canada and Mexico                 171          150
                                     -------      -------
           Total North America         1,337        1,402
       International                     722          783
                                     -------      -------
             Total Worldwide           2,059        2,185
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  208          251
                 - Trucks                378          358
       Pontiac                           123          145
       GMC                               117          109
       Buick                              96           87
       Oldsmobile                         72           65
       Saturn                             51           60
       Cadillac                           43           42
       Other                               6            6
                                       -----        -----
         Total United States           1,094        1,123
     Canada and Mexico                   129          121
                                      ------       ------
         Total North America           1,223        1,244
                                      ------       ------
     International
       Europe                            492          465
       Latin America, Africa, and the
         Middle East                     186          169
       Asia and Pacific                  119          181
                                      ------       ------
         Total International             797          815
                                      ------       ------
             Total Worldwide           2,020        2,059
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           30.5%         31.5%
         Trucks                         29.9%         28.6%
           Total                        30.2%         30.2%
       Western Europe                   10.8%         11.4%
       Latin America                    21.7%         18.9%
       Asia and Pacific                  4.0%          4.7%
       Total Worldwide                  15.5%         15.4%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             26.1%         26.5%
       % Fleet Sales - Trucks           16.2%         13.6%
       Total Vehicles                   21.3%         20.9%
     ....................................................
     Days Supply of Inventory -- U.S.
     Gross Landed Stock
       Cars                                83          81
       Trucks                              94          91
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)     89.0%       95.3%
     ....................................................
     Retail Incentives($ per unit)
       GM-NAO                          $1,305        $860
     ....................................................

     See footnotes beginning on page 13.

                                                continues

     HIGHLIGHTS - Q1 Operating Information
     (Dollars in Millions Except
      Per Share Amounts)
                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Depreciation and amortization (1)
       Depreciation                   $1,043       $1,051
       Amortization of special tools     613          787
       Amortization of intangible assets  27           41
                                       -----        -----
                                      $1,683       $1,879
                                       =====        =====
     ....................................................
     Worldwide Employment at March 31 (in 000s)
       GM-NAO                            233          242
       Delphi                            206          178
       GMIO                              116          112
       GMAC                               22           18
       Hughes                             15           88
       Other                              10           10
                                         ---          ---
         Total                           602          648
                                         ---          ---
     ....................................................
     Worldwide Payrolls                $7,025      $7,732
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) Data relates to a period prior to the date on which GM recapitalized the Class H common stock ("GM's Recapitalization Date").
     (3) Data relates to a period which is subsequent to GM's Recapitalization Date.
     (4) The  first-quarter   1997  results  included  a  pre-tax  gain  of  $88
         million,($55  million  after taxes,  or $0.07 basic per share of $1-2/3
         par  value  common  stock),   that  resulted  from  an  agreement  with
         Volkswagen A.G. (VW) settling a civil lawsuit which GM brought against VW.
     (5) The first-quarter 1997 results were negatively impacted by a pre-tax plant closing charge of $80 million,($50 million after taxes, or $0.07 basic per share of $1-2/3 par value common stock), related to the announcement that Delphi Interior and Lighting Systems would cease production at its Trenton, N.J., plant during the 1998 calendar year.
     (6) GMIO Includes:                  Three Months Ended
                                              March 31,
                                         ------------------
                                         1998          1997
                                         ----          ----
                        GM Europe         $99           $94
                        Other GMIO        $61          $168
     (7) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)
                                                          Three Months Ended
                                                              March 31,
                                                          1998         1997
                                                       (Dollars in Millions
                                                     Except Per Share Amounts)

Net sales and revenues
Manufactured products                                   $36,560     $37,440
Financial services                                        3,161       3,197
Other income                                              1,850       1,604
                                                        -------     -------
    Total net sales and revenues                         41,571      42,241
                                                         ------      ------

Costs and expenses
Cost of sales and other operating charges,
   exclusive of items listed below                       30,357      31,110
Selling, general and administrative expenses              3,742       3,591
Depreciation and amortization expenses                    2,907       3,065
Interest expense                                          1,630       1,461
Other deductions                                            513         248
                                                        -------     -------
    Total costs and expenses                             39,149      39,475
                                                         ------      ------

Income before income taxes and minority interests         2,422       2,766
Income taxes                                                808         989
Minority interests                                          (10)         19
                                                         ------      ------
   Net income                                             1,604       1,796
Dividends on preference stocks                               16          20
                                                         ------      ------
   Earnings on common stocks                             $1,588      $1,776
                                                          =====       =====

Basic earnings per share attributable to common stocks

Earnings per share attributable to $1-2/3 par value        $2.31       $2.30
Earnings per share attributable to Class H (prior
   to its recapitalization on December 17, 1997)              $-       $0.59
Earnings per share attributable to Class H (subsequent
   to its recapitalization on December 17, 1997)           $0.13          $-

Diluted earnings per share attributable to common stocks

Earnings per share attributable to $1-2/3 par value        $2.27       $2.28
Earnings per share attributable to Class H (prior
   to its recapitalization on December 17, 1997)              $-       $0.59
Earnings per share attributable to Class H (subsequent
   to its recapitalization on December 17, 1997)           $0.13          $-

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                                March 31,             March 31,
                                                  1998      Dec. 31,    1997
                                               (Unaudited)    1997  (Unaudited)
                                                    (Dollars in Millions)

                                    ASSETS

  Cash and cash equivalents                   $11,498     $11,262    $10,061
  Other marketable securities                  10,216      11,722     10,387
                                               ------      ------     ------
    Total cash and marketable securities       21,714      22,984     20,448
  Finance receivables - net                    63,288      58,870     62,202
  Accounts and notes receivable
    (less allowances)                           9,553       7,493      6,976
  Inventories (less allowances)                12,923      12,102     12,851
  Deferred income taxes                        22,493      22,478     20,138
  Equipment on operating leases (less
    accumulated depreciation)                  33,772      33,302     30,127
  Property - net                               35,240      34,567     37,004
  Intangible assets - net                      11,457      11,469     12,737
  Other assets - net                           25,593      25,623     23,576
                                             --------    --------   --------
      Total assets                           $236,033    $228,888   $226,059
                                              =======     =======    =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accounts payable (principally trade)        $16,426    $15,782    $14,014
  Notes and loans payable                      98,262     93,027     88,111
  Deferred income taxes                         3,131      2,923      3,686
  Postretirement benefits other than pensions  41,532     41,168     43,607
  Pensions                                      7,324      7,043      7,814
  Accrued expenses and other liabilities       51,606     50,490     45,918
                                             --------   --------   --------
      Total liabilities                       218,281    210,433    203,150
                                              -------    -------    -------

  Minority interests                              740        727        104
  General Motors - obligated mandatorily
    redeemable preferred securities of
    subsidiary trusts holding solely
    junior subordinated debentures of
     General Motors
      Series D                                     79         79          -
      Series G                                    143        143          -

Stockholders' equity
  Preference stocks
  Common stocks                                     1          1          1
    $1-2/3 par value (issued, 669,314,625;
      693,456,394; and 729,805,298 shares)      1,116      1,156      1,216
    Class H (issued, 101,108,669 shares)            -          -         10
    Class H (issued, 104,769,861, and
    103,885,803 shares)                            10         10          -
  Capital surplus (principally additional
    paid-in capital)                           13,786     15,369     17,689
  Retained earnings                             6,664      5,416      7,511
                                              -------    -------    -------
      Subtotal                                 21,577     21,952     26,427
  Minimum pension liability adjustment         (4,062)    (4,062)    (3,490)
  Accumulated foreign currency translation
    adjustments                                (1,264)      (888)      (475)
  Net unrealized gains on securities              539        504        343
                                               ------     ------     ------
      Total stockholders' equity               16,790     17,506     22,805
                                               ------     ------     ------
      Total liabilities and stockholders'
        equity                               $236,033   $228,888   $226,059
                                              =======    =======    =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)
                                                         Three Months Ended
                                                              March 31,
                                                          1998          1997
                                                        (Dollars in Millions)


Net cash provided by operating activities               $5,973         $4,097
                                                         -----          -----

Cash flows from investing activities
  Expenditures for property                             (2,327)        (1,807)
  Investments in other marketable securities -
     acquisitions                                       (5,758)       (11,603)
  Investments in other marketable securities -
     liquidations                                        7,300         10,107
  Finance receivables - acquisitions                   (41,800)       (37,475)
  Finance receivables - liquidations                    32,544         26,848
  Proceeds from sales of finance receivables             5,143          5,538
  Operating leases - acquisitions                       (5,127)        (5,527)
  Operating leases - liquidations                        3,493          4,124
  Other                                                   (905)           512
                                                        ------         ------
Net cash used in investing activities                   (7,437)        (9,283)
                                                         -----          -----

Cash flows from financing activities
  Net increase in loans payable                          1,526          2,484
  Increase in long-term debt                             6,428          4,207
  Decrease in long-term debt                            (4,127)        (3,329)
  Proceeds from issuing common stocks                      233            206
  Repurchases of common stocks                          (1,911)        (1,761)
  Cash dividends paid to stockholders                     (357)          (422)
                                                        ------         ------
Net cash provided by financing activities                1,792          1,385
                                                         -----          -----

Effect of exchange rate changes on cash and
    cash equivalents                                       (92)          (201)
                                                          ----         ------
Net increase (decrease) in cash and cash equivalents       236         (4,002)
Cash and cash equivalents at beginning of the period    11,262         14,063
                                                        ------         ------
Cash and cash equivalents at end of the period         $11,498        $10,061
                                                        ======         ======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

   To facilitate  analysis,  the following  financial  statements GM's financial
statements  with  its  financing  and  insurance  operations   (primarily  GMAC)
reflected on an equity basis.


Consolidated Statements of Income With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                                         Three Months Ended
                                                             March 31,
                                                         1998      1997
                                                        (Dollars in Millions)

Net sales and revenues                                 $36,427    $37,457
                                                        ------     ------

Costs and expenses
  Cost of sales and other operating charges,
    exclusive of items listed below                     30,323     31,104
  Selling, general, and administrative expenses          2,860      2,884
  Depreciation and amortization expenses                 1,683      1,879
                                                        ------     ------
    Total costs and expenses                            34,866     35,867
                                                        ------     ------

Operating income                                         1,561      1,590
Other income less income deductions                        582        739
Interest expense                                           255        219
                                                        ------      -----
Income before income taxes, minority interests, and
  earnings of nonconsolidated affiliates                 1,888      2,110
Income taxes                                               641        730
                                                        ------     ------
Income before minority interests and earnings of
  nonconsolidated affiliates                             1,247      1,380
Minority interests                                          (4)        19
Earnings of nonconsolidated affiliates                     361        397
                                                        ------     ------
    Net income                                          $1,604     $1,796
                                                         =====      =====

    Net profit margin (1)                                   4.4%       4.8%

(1) Net profit margin represents net income as a percentage of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


 Consolidated Balance Sheets With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                          March 31,      Dec. 31,    March 31,
                                              1998          1997         1997
                                                      (Dollars in Millions)

                        ASSETS

Cash and cash equivalents                 $11,015       $10,685        $9,395
Other marketable securities                 2,557         3,826         5,233
                                          -------       -------       -------
  Total cash and marketable securities     13,572        14,511        14,628
Accounts and notes receivable
  (less allowances)
  Trade                                     5,047         5,164         5,507
  Nonconsolidated affiliates                2,096           836         1,844
Inventories (less allowances)              11,895        12,102        12,851
Equipment on operating leases
  (less accumulated depreciation)           4,554         4,677         4,187
Deferred income taxes and other             6,362         6,278         5,771
                                          -------       -------       -------
    Total current assets                   43,526        43,568        44,788
Equity in net assets of
  nonconsolidated affiliates               10,665        10,164         9,696
Deferred income taxes                      20,678        20,721        20,354
Other investments and miscellaneous
  assets                                   13,843        13,564        11,967
Property - net                             34,598        33,914        36,634
Intangible assets - net                    10,740        10,752        12,573
                                         --------      --------      --------
    Total assets                         $134,050      $132,683      $136,012
                                          =======       =======       =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                          $12,499       $12,474       $11,379
Loans payable                               1,219           656         1,306
Accrued expenses and customer deposits     32,591        33,459        30,168
                                           ------        ------        ------
    Total current liabilities              46,309        46,589        42,853
Long-term debt                              5,788         5,491         5,316
Capitalized leases                            183           185           191
Postretirement benefits other than
  pensions                                 38,724        38,388        40,988
Pensions                                    5,165         4,271         6,183
Other liabilities and deferred income
  taxes                                    20,171        19,336        17,572
                                         --------      --------      --------
    Total liabilities                     116,340       114,260       113,103
                                          -------       -------       -------
Minority interests                            698           695           104
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  junior subordinated debentures of
  General Motors
    Series D                                   79            79             -
    Series G                                  143           143             -
Stockholders' equity                       16,790        17,506        22,805
                                         --------      --------      --------
    Total liabilities and
      stockholders' equity               $134,050      $132,683      $136,012
                                          =======       =======       =======

Condensed Consolidated Statements of Cash Flows With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                                         Three Months Ended
                                                              March 31,
                                                           1998        1997
                                                        (Dollars in Millions)

Net cash provided by operating activities                 $2,896     $1,808
                                                           -----      -----

Cash flows from investing activities
  Expenditures for property                               (2,267)    (1,724)
  Investments in other marketable securities -
    acquisitions                                          (2,220)    (6,199)
  Investments in other marketable securities -
    liquidations                                           3,490      4,608
  Operating leases - acquisitions                         (1,413)    (1,352)
  Operating leases - liquidations                          1,385      1,001
  Other                                                     (272)      (104)
                                                          ------     ------
Net cash used in investing activities                     (1,297)    (3,770)
                                                           -----      -----

Cash flows from financing activities
  Net increase in loans payable                              564         93
  Increase in long-term debt                                 915        154
  Decrease in long-term debt                                (619)       (30)
  Proceeds from issuing common stocks                        233        206
  Repurchases of common stocks                            (1,911)    (1,761)
  Cash dividends paid to stockholders                       (357)      (422)
                                                          ------     ------
Net cash used in financing activities                     (1,175)    (1,760)
                                                           ------     -----

Effect of exchange rate changes on cash and
   cash equivalents                                          (94)      (203)
                                                             ---      -----
Net increase (decrease) in cash and cash equivalents         330     (3,925)
Cash and cash equivalents at beginning of the period      10,685     13,320
                                                          ------     ------
Cash and cash equivalents at end of the period           $11,015     $9,395
                                                          ======      =====

               Hughes Electronics Corporation Earnings Release

      Los Angeles, April 16, 1998 - Hughes Electronics Corporation (Hughes) today reported that first quarter 1998 revenues increased 26.1% to $1,291.0 million compared with $1,024.0 million in the first quarter of 1997.

      First quarter earnings(1) more than doubled to $53.7 million from $23.9 million in the first quarter of 1997. Earnings per share on the same basis for the first quarter were $0.13 per share versus pro forma earnings per share(2) of $0.06 in 1997.

      Operating profit(1) also rose sharply in the quarter to $83.6 million compared with $33.1 million in the first quarter of 1997. First quarter operating profit margin on the same basis increased to 6.5% in 1998 from 3.2% in 1997.

       "This is an impressive report card for Hughes' first full quarter of operations as a satellite and wireless communications company. It demonstrates continued growth in each of our four principal business segments," said Michael
T. Smith, Hughes chairman and chief executive officer. "The increases in revenues, operating profit and earnings were driven by another record quarter of DIRECTV(R) subscriber growth, continued strong performance in our satellite services segment resulting from the PanAmSat merger, and higher commercial satellite sales."

                 SEGMENT FINANCIAL REVIEW: FIRST QUARTER 1998

                           Direct-To-Home Broadcast
      For the quarter, revenues increased 64.6% to $387.9 million from $235.6 million in the first quarter of 1997. The increase resulted from continued record subscriber growth, strong average monthly revenue per subscriber, and low subscriber churn rates. Domestic DIRECTV propelled this growth with quarterly revenues of $353 million, a 55% increase over last year's first quarter revenues of $228 million. With its best-ever first quarter of 227,000 net new subscribers, total DIRECTV subscribers grew to 3,528,000 in the United States as of March 31, 1998. The Company's Latin American DIRECTV subsidiary, Galaxy Latin America (GLA), had first quarter revenues of $31 million compared with $8 million in 1997. With the addition of 38,000 net new subscribers in the first quarter, cumulative DIRECTV subscribers in Latin America were 338,000 as of March 31, 1998.
      The operating loss in the quarter was $31.6 million compared with an operating loss of $67.5 million in the first quarter of 1997. The lower operating loss in 1998 was principally due to increased subscriber revenues that more than offset higher sales and marketing expenditures. The first quarter 1998 operating loss in the domestic DIRECTV business was $10 million compared with $38 million last year, and GLA's first quarter operating loss was $22 million compared with $30 million last year.

                              Satellite Services

      First quarter 1998 revenues were up 51.3% to $193.0 million compared with $127.6 million in the prior year. Operating profit in the quarter rose 25.5% to $85.7 million from $68.3 million in 1997. The revenue and operating profit growth were primarily due to the May 1997 PanAmSat merger and increased operating lease revenues for both video distribution and business communications services. Operating profit margin in the period declined to 44.4% from 53.6% in the same period last year primarily from goodwill amortization associated with the PanAmSat merger.

                           Satellite Manufacturing
      For the first quarter of 1998, revenues increased 11.6% to $624.3 million from revenues of $559.3 million for the same period in 1997. Operating profit in the quarter increased 4.4% to $55.1 million from $52.8 million in the prior year. The increases in revenue and operating profit were principally due to higher commercial satellite sales to customers such as ICO Global Communications, Thuraya Satellite Telecommunications Company and PanAmSat Corporation. Operating profit margin in the quarter declined to 8.8% from 9.4% last year primarily due to increased costs related to the completion of certain satellite component contracts.

                               Network Systems
      First quarter revenues for Hughes Network Systems (HNS) were $184.7 million compared with $182.5 million in the same period last year. Increased sales of private business networks and satellite-based mobile telephony equipment were mostly offset by lower sales of international wireless local loop telephone systems.

      The operating loss in the quarter was $11.9 million compared with an operating loss of $15.3 million in the first quarter of 1997. The lower operating loss in the first quarter of 1998 was primarily due to higher revenues and profits on satellite-based mobile telephony equipment.

                                BALANCE SHEET

      The cash balance of $2,499.5 million at March 31, 1998 reflected a $284.3 million decline during the quarter primarily due to expenditures for PanAmSat satellites and general working capital requirements.

      During the first quarter of 1998, long-term debt increased $150.0 million to $787.6 million reflecting an increase in PanAmSat's long-term debt. In January 1998, PanAmSat issued $750.0 million of privately-placed debt securities with maturities between five and 30 years at interest rates ranging between 6% and 7%. The net proceeds were used to repay $600.0 million of existing bank loans, exercise an early buy-out option on a satellite sale-leaseback agreement, and for general corporate purposes.


---------------------
(1) Excludes the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company in 1985.
(2) 1997 earnings per share are presented on a pro forma basis. Historically, such earnings per share amounts were calculated based on the financial performance of former Hughes, which consisted of the defense electronics, automotive electronics, and telecommunications and space businesses. Since these financial statements relate only to the telecommunications and space businesses of former Hughes, the pro forma presentation is used to present the earnings per share that would have been achieved relative to the GM Class H common stock had it been calculated based upon only such telecommunications and space businesses.

STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)
                                                        Three Months Ended
                                                             March 31,
                                                           1998        1997
Revenues
Product sales                                             $692.1      $683.2
Direct broadcast, leasing and other services               598.9       340.8
----------------------------------------------------------------------------
   Total Revenues                                        1,291.0     1,024.0
----------------------------------------------------------------------------

Operating Costs and Expenses
Cost of products sold                                      542.3       468.9
Broadcast programming and other costs                      264.8       249.7
Selling, general, and administrative expenses              302.6       222.0
Depreciation and amortization                               97.7        50.3
Amortization of GM purchase accounting adjustments (1)       5.3         5.3
----------------------------------------------------------------------------
   Total Operating Costs and Expenses                    1,212.7       996.2
----------------------------------------------------------------------------

Operating Profit                                            78.3        27.8

Interest income                                             37.5         2.0
Interest expense                                            (3.0)      (15.1)
Other, net                                                 (34.3)       (9.1)
-----------------------------------------------------------------------------

Income from Continuing Operations Before
   Income Taxes and Minority Interests                      78.5         5.6

Income taxes                                                31.4         2.2
Minority interests in net losses of subsidiaries             1.3        14.2
----------------------------------------------------------------------------

Income from continuing operations                           48.4        17.6

Income from discontinued operations, net of taxes            -           1.0
----------------------------------------------------------------------------

Net Income                                                 $48.4       $18.6

Adjustments to exclude the effect of GM
   purchase accounting adjustments (1)                       5.3         5.3
----------------------------------------------------------------------------

Net Earnings Used for Computation of Available
   Separate Consolidated Net Income (2)                    $53.7       $23.9
============================================================================

Available Separate Consolidated Net Income (2)             $14.0        $6.0
============================================================================

Net Earnings Attributable to General Motors
   Class H Common Stock on a Per Share Basis (2)           $0.13       $0.06
============================================================================

(1)Relates to General Motors' purchase of Hughes Aircraft Company in 1985.
(2)1997 amounts are presented on a pro forma basis. Historically, such amounts were calculated based on the financial performance of former Hughes, which consisted of the defense electronics, automotive electronics and telecommunications and space businesses. Since these financial statements relate only to the telecommunications and space businesses of former
   Hughes, the pro forma presentation is used to present the results that would have been achieved relative to the GM Class H common stock had the results been calculated based only upon such telecommunications and space businesses.

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                        Three Months Ended
                                                            March 31,
                                                         1998        1997
DIRECT-TO-HOME BROADCAST
Total Revenues                                          $387.9      $235.6
Operating Loss                                          $(31.6)     $(67.5)
Depreciation and Amortization                            $22.5       $18.3
Capital Expenditures                                     $13.7       $11.4
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                          $193.0      $127.6
Operating Profit                                         $85.7       $68.3
Operating Profit Margin                                   44.4%       53.6%
Depreciation and Amortization                            $54.5       $13.8
Capital Expenditures (1)                                $249.6      $334.6
--------------------------------------------------------------------------
SATELLITE MANUFACTURING
Total Revenues                                          $624.3      $559.3
Operating Profit                                         $55.1       $52.8
Operating Profit Margin                                    8.8%        9.4%
Depreciation and Amortization                            $10.7        $8.7
Capital Expenditures                                     $10.7       $15.6
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                          $184.7      $182.5
Operating Loss                                          $(11.9)     $(15.3)
Depreciation and Amortization                             $8.5        $7.2
Capital Expenditures                                      $4.8        $6.9
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                          $(98.9)     $(81.0)
Operating Loss                                          $(13.7)      $(5.2)
Depreciation and Amortization                             $1.5        $2.3
Capital Expenditures                                    $125.9     $(274.5)
===========================================================================


* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company.
    However, as provided in the General Motors' Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, are presented.
(1)Includes expenditures related to satellites amounting to $145.6 million in 1998 and $332.1 million in 1997. Also included in 1998 is $96.6 million related to the early buy-out of a satellite sale-leaseback.

BALANCE SHEET
(Dollars in Millions)
                                                   March 31,     December 31,
ASSETS                                                 1998             1997
----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                          $2,499.5         $2,783.8
Accounts and notes receivable                         740.9            662.8
Contracts in process                                  623.1            575.6
Inventories                                           511.6            486.4
Prepaid expenses, deferred income taxes and other     326.2            297.3
----------------------------------------------------------------------------

Total Current Assets                                4,701.3          4,805.9
Satellites - Net                                    2,921.3          2,643.4
Property - Net                                        885.0            889.7
Net Investment in Sales-type Leases                   302.4            337.6
Intangible Assets - Net                             2,932.9          2,954.8
Investments and Other Assets                        1,160.7          1,132.4
----------------------------------------------------------------------------

Total Assets                                      $12,903.6        $12,763.8
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                     $510.4           $472.8
Advances on contracts                                 222.8            209.8
Deferred revenues                                     112.9            110.6
Accrued liabilities                                   597.4            689.4
----------------------------------------------------------------------------

Total Current Liabilities                           1,443.5          1,482.6
Long-Term Debt and Capitalized Leases                 787.6            637.6
Deferred Gains on Sales and Leasebacks                161.2            191.9
Accrued Operating Leaseback Expense                    54.5            100.2
Postretirement Benefits Other Than Pensions           155.2            154.8
Other Liabilities and Deferred Credits                722.3            706.4
Deferred Income Taxes                                 612.2            570.8
Minority Interests                                    605.1            607.8
Stockholder's Equity                                8,362.0          8,311.7
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $12,903.6        $12,763.8
============================================================================
Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                  GMAC ANNOUNCES 1998 FIRST QUARTER EARNINGS

DETROIT -- General Motors Acceptance Corporation (GMAC) reported first quarter 1998 consolidated net income of $349 million, down 6% from $372 million earned in the first quarter of 1997, GMAC President John D. Finnegan announced today.

      For the quarter, net income from automotive financing operations totaled $246 million, down 4% from $257 million earned in the first quarter of 1997. Earnings were lower due to reduced net financing margins partially offset by reduced credit losses and operating expenses and a lower effective income tax rate.

      GMAC Insurance Holdings, Inc. generated net income of $80 million in the first quarter of 1998, up 3% from $78 million earned last year. The increase reflects improved underwriting results from existing lines of business and the inclusion of Integon Corporation, partially offset by lower capital gains.

      GMAC Mortgage Group, Inc. generated net income of $23 million in the first quarter of 1998, down 38% from $37 million earned last year. Mortgage Group earnings were lower due to the effect of accelerated prepayment experience on first and second mortgages, resulting from lower interest rates.


                                    * * *

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                            (Registrant)
Date    April 17, 1998
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)





















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